Exhibit 99.1

   300 Liberty Street
Peoria, IL 61602
News Release

Contact:

Leigh Morris	Natalie Hemmer	Erica Abbett	Neal Johnson	Bruce Steinke
217-535-5228	217-424-7541	618-236-4329	309-677-5284	314-554-2574
Springfield	Decatur	Belleville	Peoria	Investor Relations

For Immediate Release

Ameren Illinois Utilities Request New Electric and Natural Gas
Delivery Rates to Continue System Improvements
$900 million scheduled to be invested in the delivery systems through 2010

Peoria, Springfield, Decatur, Ill. (Nov. 2, 2007) – The Ameren Illinois utilities (AmerenCILCO, AmerenCIPS and AmerenIP) today asked the Illinois Commerce Commission (ICC) to approve new electric and natural gas delivery service rates that would allow the companies to recover present and ongoing costs and continue making infrastructure investments.

“This additional revenue is essential for the Ameren Illinois utilities to maintain and improve our electric and natural gas infrastructure and fulfill our commitment to deliver energy in a safe, reliable and cost-efficient manner to our customers,” said Scott A. Cisel, president and chief executive officer of the Ameren Illinois utilities. “Our current level of electric and gas delivery service rates are insufficient to recover our existing costs of providing service to our customers and earn a reasonable return on our investment.“

The Ameren Illinois utilities plan to spend $900 million to further improve system reliability and make other capital investments through 2010. Customers have asked for enhanced reliability, as their demand for electricity continues to increase.

“These rate increases are necessary to attract the money needed from investors to make these critical investments in our infrastructure,” Cisel said.

As filed with the ICC, the request would provide a total of $247 million annually in additional revenue to be used throughout the utilities’ 43,700-square-mile service territory.  The proposed gas and electric rate changes are not expected to take effect before October 2008.

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“Earlier this year, we pledged to keep the overall residential electric bill increases to less than 10 percent for each utility in the next rate filing,” Cisel said. “Today’s filing with the ICC fulfills that promise.”

Electric Delivery Service Rates
The requested increase in electric rates was driven by significant increases in the costs of delivering power to electric customers over the levels supported by current rates. In addition, the Ameren Illinois utilities have continued to invest in their electric delivery systems to support growth in demand and to enhance reliability.

Since 1997, electricity usage by Ameren Illinois utilities’ customers has risen by about 11 percent, an increase driven by the greater use of air conditioning, large screen televisions, computers and other electronic devices. The outlook is for continued growth in the use of electricity.

To meet this growing demand, the Ameren Illinois utilities anticipate making significant investments in their electric distribution systems between 2008 and 2010. For example, some of these planned expenditures include $450 million for distribution lines, $55 million for line transformers and $110 million to improve substations. To better serve customers, the utilities plan to spend $30 million to purchase automated electric meters and are investigating smart meters and smart grid technologies. The impact of the proposed electric rate increases will vary with each of the Ameren Illinois utilities. In addition, actual bills will vary depending on the amount of electricity each customer uses and when electricity is used.

The electric bill for a typical residential electric-gas combination customer who uses 10,000 kilowatt-hours (kWhs) per year, and does not heat with electricity, is expected to change by the following amount:
Service Area	% Change	Dollars Per Month
AmerenCIPS-All	+4.4%	$4.17
AmerenCILCO	+2.8%	$2.83
AmerenIP	+8.0%	$7.75

The bill for a typical all-electric residential customer who uses 18,000 kWhs per year is expected to change by the following amount:

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Service Area	% Change	Dollars Per Month
AmerenCIPS	+3.9%	$5.25
AmerenCIPS - Metro East	+4.1%	$5.25
AmerenCILCO	+2.1%	$3.00
AmerenIP	+8.7%	$11.33

The estimated increases are based on constant energy supply charges and the newly redesigned electric rates. They also exclude bill mitigation credits and local taxes.

Electric delivery service charges are about one-third of a customer’s bill. In most cases, the largest portion of the bill is the electricity supply charge that the utilities pass through to customers without any markup or profit to the utilities. This is shown on a bill as “Electric Supply.”

The electric rate requests, if approved by the ICC, would provide $180 million in additional annual revenue.

AmerenCILCO and AmerenIP were last granted a delivery service rate increase in November 2006; at that time AmerenCIPS customers received a reduction in their delivery rates.

Natural Gas Delivery Service Rates
AmerenCIPS and AmerenCILCO were last granted a natural gas delivery service rate increase in 2003, while AmerenIP was granted a rate increase in 2005. Since the last natural gas delivery service increases, operating costs have increased significantly and infrastructure investments have continued to be made to safely and reliably deliver natural gas to Ameren Illinois utilities’ customers.

From 2008 to 2010, the Ameren Illinois utilities anticipate making significant investments totaling $215 million to enhance the natural gas distribution system, including improvements to the gas storage fields and installation of 260,000 automated natural gas meters to enhance service.

The impact of the proposed natural gas delivery rate adjustments will vary with each of the Ameren Illinois utilities.  Actual bills will vary depending on the amount of natural gas each customer uses.

The bill for a typical residential natural gas customer who uses 785 therms per year is expected to change by the following amount:

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Service Area	% Change	Dollars Per Month
AmerenCIPS	+7.1%	$5.42
AmerenCIPS - Metro East	-0.9%	-$0.75
AmerenCILCO	-1.8%	-$1.33
AmerenIP	+11.6%	$8.67

The estimated changes assume constant natural gas supply charges and exclude local taxes. The actual monthly changes will vary depending on actual monthly usage.

Natural gas delivery service charges are about one-third of a customer’s bill. In most cases, the largest portion of the bill is the actual cost of natural gas. This is shown on a bill as the “Gas Charge (PGA).” The PGA (purchased gas adjustment) represents the actual cost of the natural gas without any markup or profit to the utilities.

The natural gas rate requests, if approved by the ICC, would provide $67 million in additional annual revenue.

Additional Rate Information
The Ameren Illinois utilities are seeking to recover their prudent and reasonable costs incurred to operate, maintain and improve the delivery systems and, at the same time, earn a fair return on their investments made in the systems. Consistent with the rate relief legislation, these rate increase requests do not seek to recover any of the costs of the electric rate relief program.

“In order to recover the actual costs of delivering electricity and natural gas, while continuing to have the ability to make investments to improve our delivery systems, the Ameren Illinois utilities need the additional revenue these rate increases would provide,” Cisel said. “Unfortunately, the utilities’ current junk issuer credit ratings make it more difficult and more expensive to borrow the money needed to invest in the system.”

Key factors behind today’s delivery service rate increase requests include:
■	The Ameren Illinois utilities’ current levels of electric and gas delivery service rates are insufficient to recover current costs and earn a reasonable return on their investments.
■
Ameren Illinois utilities’ cost of maintaining the delivery system infrastructure has risen significantly. For example, since 2004, the cost of pole transformers is up approximately 75 percent, wooden utility poles are up about 45 percent,

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underground aluminum wire is up about 40 percent, copper wire is up about 100 percent and natural gas pipe is up about 55 percent.
■
From 2008 to 2010, the Ameren Illinois utilities plan to invest $900 million to improve infrastructure so they can continue to deliver energy in a safe, reliable and cost-efficient manner to their customers. The Ameren Illinois utilities maintain 45,000 miles of electricity distribution lines and 17,600 miles of natural gas pipeline.

Additional information about the Ameren Illinois utilities is available on the Ameren web site (www.ameren.com).

The Ameren Illinois utilities serve approximately 1.2 million electric and 840,000 natural gas customers. Ameren Corporation (NYSE:AEE) is the parent company of the Ameren Illinois utilities.

NOTE: These filings affect Illinois customers of Ameren utilities only and have no impact on the rates of customers of Ameren’s Missouri operation – Union Electric.

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Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

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regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of pending AmerenCIPS, AmerenCILCO and AmerenIP rate proceedings or future legislative actions that seek to limit rate increases;

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uncertainty as to the implementation of the Illinois electric settlement agreement on Ameren and its Illinois utilities and generating companies, including in respect of the new power procurement process in Illinois for 2008 and 2009;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated or required to satisfy energy sales; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.

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